Exhibit 4.1

PROPANC BIOPHARMA INC.

10% OID PROMISSORY NOTE

DUE NOVEMBER 15, 2023

Original Issue Date: August 15, 2023	Principal Amount: $132,000

Purchase Price: [$120,000]

FOR VALUE RECEIVED, the undersigned PROPANC BIOPHARMA INC., a Delaware corporation (the “Borrower”), promises to pay to the order of IONIC VENTURES, LLC, a California limited liability company, its successors or assigns (the “Lender”), ONE HUNDRED AND THIRTY TWO THOUSAND DOLLARS ($132,000) (the “Principal Amount”) by November 15, 2023 (the “Maturity Date”) as provided herein or on such earlier date as this Note is required or permitted to be repaid as provided hereunder.

Section 1. Maturity; Interest; Late Fee. The Principal Amount shall be repaid in cash, in immediately available Dollars at the Maturity Date; provided, that this Note may be prepaid in whole at any time upon five (5) prior business days’ written notice in accordance with the provisions set forth in Section 2.

The Borrower shall pay interest to the Lender on the aggregate then outstanding Principal Amount at the annual rate of ten percent (10%) per annum. All interest payments hereunder will be payable in cash, in immediately available Dollars. Accrued and unpaid interest shall be due and payable on any repayment date, on the Maturity Date, or as otherwise set forth herein.

The Borrower shall pay a late fee (the “Late Fees”) on any obligation required to be paid under this Note and not paid within ten calendars days of when due, at a rate equal to the lesser of ten percent (10%) per annum of such obligation or the maximum rate permitted by applicable law, rule, or regulation, which shall be due and owing daily from the date such obligation is due hereunder through the date of actual payment in full of such obligation in cash.

Section 2. Repayment. Repayment of the Note may occur as follows: (a) if the Borrower repays this Note on or before September 14,2023, then Borrower shall pay Lender in cash the sum of one hundred ten percent (110%) of the sum of the outstanding Principal Amount at such time, all accrued interest hereon unpaid at such time, and any other payment due hereunder; (b) if the Borrower repays this Note after September 14, 2023 and on or before October 14, 2023, then Borrower shall pay Lender in cash the sum of one hundred twenty percent (120%) of the sum of the outstanding Principal Amount at such time, all accrued interest hereon unpaid at such time, and any other payment due hereunder; and (c) if the Borrower repays this Note after October 14, 2023 (including on the Maturity Date), then Borrower shall pay Lender in cash the sum of one hundred thirty percent (130%) of the sum of the outstanding Principal Amount at such time, all accrued interest hereon unpaid at such time, and any other payment due hereunder (the “Maximum Repayment Amount”) or (b) at such time as the Borrower and the Lender may agree to effect repayment. So long as no Event of Default has occurred and is continuing, such repayment shall satisfy Borrower’s obligations pursuant to this Note in full, and this Note shall be of no further force and effect. This Note is not a convertible instrument and has no contractual rights to convert into equity of the Borrower.

Section 3. Transferability. This Note and any of the rights granted hereunder are freely transferable or assigned by Lender, in whole or in part, in its sole discretion; provided, there is notice to the Borrower and any such transfer is in accordance with applicable federal and state securities laws. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Lender surrendering the same. No service charge will be payable for such registration of transfer or exchange.

Section 4. Event of Default.

(a) In the event that any one of the following events shall occur (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body), it shall be deemed an Event of Default:

(i) Any default in the payment of the principal of, interest on or other charges in respect of this Note, or any other note issued by the Borrower for the benefit of the Lender or any other creditor, as and when the same shall become due and payable, which default is not cured, if possible to cure, within two (2) Trading Days after the Borrower has become or should have become aware of such failure;

(ii) Borrower shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note or any other agreement between the Borrower and the Lender or any other creditor, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) business days after notice of such failure sent by the Lender or by any other Lender to the Borrower and (B) ten (10) business days after the Borrower has become or should have become aware of such failure;

(iii) There shall be a breach of any of the representations and warranties set forth in this Note or any transaction document executed contemporaneously herewith;

(iv) Borrower, shall commence, or there shall be commenced against Borrower any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or there is commenced against Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty (60) days; or Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or Borrower makes a general assignment for the benefit of creditors; or Borrower shall fail to pay or shall state that it is unable to pay or shall be liable to pay, its debts as they become due or by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Borrower for the purpose of effecting any of the foregoing;

(v) a breach, default or event of default (without regard for any cure period therefor provided therein) shall have occurred under any indebtedness of the Borrower (A) having (individually or in the aggregate for all such indebtedness) an aggregate maximum principal amount or commitment greater than Fifty Thousand Dollars ($50,000), or (B) any such indebtedness shall become or be declared due and payable prior to the date on which it would otherwise become due and payable;

(vi) any monetary judgment, writ or similar final process shall be entered or filed against the Borrower or any of its assets for more than Fifty Thousand Dollars ($50,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) calendar days; or

(vii) the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any asset of the Borrower having an aggregate fair value or repair cost (as the case may be) in excess of Fifty Thousand Dollars ($50,000) individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof.

The clauses in the definition of “Event of Default” above operate independently, so that any action or event that falls within any such clause shall constitute an Event of Default regardless of, whether because of a grace period or threshold or otherwise, it falls outside the language of any other clause

(b) If any Event of Default occurs, then the outstanding Principal Amount of this Note, plus accrued but unpaid interest (including all interest, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, all of which shall continue to accrue whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, liquidated damages and any other obligations owing by the Borrower in respect thereof or under any transaction document through the date of acceleration, shall become, at the Lender’s election in its sole discretion, in whole or in part (or, in the case of 4(a)(iv), in whole, automatically and without the need for any notice, demand or any other action by the Lender all of which are hereby waived), immediately due and payable, in cash, at the Maximum Repayment Amount. Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall accrue and be owed daily at an increased interest rate equal to the default interest of eighteen percent (18%)\ or the maximum rate permitted under applicable law, rule, or regulation. Upon the payment in full of the Mandatory Default Amount in cash and any other payment due hereunder and the Borrower has otherwise fully satisfied all of its other obligations hereunder, the Lender, upon written notice from the Borrower, shall promptly surrender this Note to or as directed by the Borrower. In connection with such acceleration described herein, the Lender need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind (other than the Lender’s election to declare such acceleration), and the Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, rule, or regulation. Such acceleration may be rescinded and annulled by the Lender at any time prior to payment hereunder and the Lender shall have all rights as a the Lender of the Note until such time, if any, as the Lender receives full payment pursuant to this Section 4(b) and the Borrower has otherwise fully satisfied all of its other obligations hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Borrower shall provide all information and documentation to the Lender that is requested by the Lender to enable the Lender to confirm the Borrower’s compliance with the terms and conditions of this Note and the other transaction documents and to enforce its rights hereunder and thereunder.

(c) The failure of the Lender to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance with respect to Lender or any subsequent holder. BORROWER ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION. BORROWER FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, AND NOTICE OF ANY RENEWALS OR EXTENSIONS OF THIS NOTE. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF RAMIFICATION THIS WAIVER WITH ITS ATTORNEYS. Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law, rule, or regulation. The remedies available to the Lender upon the occurrence of an Event of Default shall be cumulative. This Note is intended to be a negotiable instrument in accordance with Section 3- 104 of the Uniform Commercial Code.

Section 5. Notices. Any and all notices or other communications or deliveries to be provided by the Lender hereunder shall be in writing and delivered personally, by email or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Borrower as set forth in the signature pages hereto, or such other contact information as the Borrower may specify for such purposes by notice to the Lender delivered in accordance with this Section 5. All notices and other communications delivered hereunder shall be effective upon receipt.

Section 6. Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender hereunder for the loan, use, forbearance or detention of money exceed that permissible under applicable law, rule, or regulation. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, rule, or regulation, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Borrower and the Lender that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (i) the agreed rate of interest set forth herein or therein or (ii) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal. The provision of this Section 6 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Borrower and the Lender entered into in connection with this Note. To the extent permitted by applicable law, rule, or regulation, Borrower waives any right to assert the defense of usury.

Section 7. Governing Law; Waiver of Jury Trial. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of Nevada, without regard to principles of conflicts of laws thereof. Borrower agrees that the state and federal courts sitting in Clark County, Nevada shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the parties relationship. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties, Lender shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which Lender may be entitled and all costs of collection, including any legal fees associated with this Note will be paid by the Borrower. Each party agrees that any process or notice to be served or delivered in connection with any action, lawsuit or proceeding brought hereunder may be accomplished in accordance with the notice provisions set forth above or as otherwise provided by applicable law, rule, or regulation. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE.

Section 8. Successors and Assigns. Subject to applicable law, rule, or regulation this Note and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of Borrower and the successors and assigns of Lender.

Section 9. Amendment. This Note may be modified or amended or the provisions hereof waived only with the written consent of Lender and Borrower.

Section 10. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, rule, or regulation, but if any provision of this Note shall be prohibited by or invalid under applicable law, rule, or regulation, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly authorized officer and/or such individual borrower as of the date first above indicated.

PROPANC BIOPHARMA INC.

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	Chief Executive Officer

Email	Address for delivery of Notices:

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